UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  January 31, 2007 (January 25, 2007)

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

1)         On January 25, 2007, Sequa Corporation, a Delaware corporation (the “Company”) entered into a new Employment Agreement with Martin Weinstein, the Company’s Vice Chairman and Chief Executive Officer.  The Employment Agreement was modified by a letter agreement between the Company and Dr. Weinstein dated January 26, 2007 (the letter agreement and the Employment Agreement together being referred to as the “Employment Agreement”).  The term of Dr. Weinstein’s employment under the Employment Agreement is five years and, at the end of each year of service, is extended for another year.  Pursuant to the Employment Agreement, Dr. Weinstein will receive (1) an annual base salary of not less than $880,000, (2) a grant of 50,000 restricted shares of the Company’s Class A common stock when a plan providing for such a grant is approved by the shareholders of the Company, 20% of such grant to vest on January 25, 2008 and continuing to vest at a rate of 20% per year thereafter, conditioned upon the Company earning a minimum level of earnings per share, and (3) an additional award of 10,000 restricted shares of Class A common stock upon the vesting of each block of 10,000 restricted shares of Class A common stock.  He is also eligible to participate in the Company’s annual incentive bonus plans and other employee benefit plans, policies and arrangements for executives.  The Employment Agreement provides that, in the event Dr. Weinstein’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or Dr. Weinstein terminates his employment within six months following a Change of Control of the Company (as defined in the Employment Agreement), he will be entitled to receive (A) a cash-out of his base salary for the remainder of the employment term, (B) a severance payment in an amount equal to the greater of (i) five years of annual base salary plus the last five bonus payments paid to him or (ii) base salary for the remainder of the employment term plus $5 million, and (C) the cash equivalent value of unvested restricted shares.  The Employment Agreement contains confidentiality, non-competition and non-solicitation provisions.

            The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

2)         On January 25, 2007, the Board of Directors of the Company approved a grant of restricted stock to each non-management director of 5,000 shares of Class A common stock of the Company under the 2003 Directors’ Stock Award Plan (the “Plan”).  The restrictions will lapse on these shares at the rate of 20% per year.  Amendment No. 1 to the Plan was adopted to allow for longer vesting periods.

            The foregoing description of Amendment No. 1 to the Plan is qualified in its entirety by reference to Amendment No. 1 to the Plan, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            On January 25, 2007, the Board of Directors of the Company, acting upon the recommendation of the Nominating Committee, approved the election of Ms. Gail Binderman to the Board of Directors.  Ms. Binderman’s election will fill the vacancy on the Board created by the death of her father, Mr. Norman E. Alexander, on December 26, 2006.  A copy of the press release announcing Ms. Binderman’s election is attached as Exhibit 99 to this current report.

            There was no arrangement or understanding between Ms. Binderman and any other person pursuant to which Ms. Binderman was elected as a director.  Upon her election, Ms. Binderman was appointed to the Nominating Committee of the Board of Directors.

            Ms. Binderman is the daughter of the late Norman E. Alexander, who was Executive Chairman of the Company until his death.  There are no family relationships between Ms. Binderman and any of the Company’s current directors or officers and Ms. Binderman is not an officer or employee of the Company or of any of its subsidiaries.  There have been no transactions or series of similar transactions of the type required to be described under Section 404(a) of Regulation S-K between the Company (including its subsidiaries) and Ms. Binderman since January 1, 2006, nor are any such transactions currently proposed.

Item 9.01.  Financial Statements and Exhibits.

(c)                        Exhibits.  The following exhibits are filed herewith and incorporated herein by reference:

                        10.1            Employment Agreement dated January 25, 2007 by and between Sequa Corporation and Martin Weinstein, as amended by that certain letter agreement dated January 26, 2007 from Sequa Corporation to Martin Weinstein.

10.2            Amendment No. 1 to the Sequa Corporation 2003 Directors’ Stock Award Plan.

                        99.                        Press release of Registrant dated January 25, 2007.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

                        By:    /s/ John J. Dowling III

                        Name: John J. Dowling III

                        Title: Senior Vice President, Legal

Date:  January 31, 2007